UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 16, 2006 (November 13, 2006)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5759 Fleet Street, Suite 220, Carlsbad, California	92088
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry Into a Material Definitive Agreement.

On November 13, 2006, Phoenix Footwear Group, Inc., (the “Company”) and Manufacturers and Traders Trust Company (“M&T”) entered into an Amended and Restated Credit Facility Agreement, (the “Credit Agreement”), to modify the existing credit facility Agreement dated August 4, 2005 between the parties. The Credit Agreement reduces the Company’s current availability under its credit facility from $63 million to $62 million. The Credit Agreement consists of a Revolving Credit Facility (“Revolver”) with an aggregate maximum commitment of $28 million (subject to a borrowing base formula), a First Lien Term Loan A (“Term Loan A”) of $24 million and a $10 million First Lien Term Loan B, (“Term Loan B”).

The Revolver and Term Loan A bear an initial interest rate of LIBOR plus a margin of 3.5% to 4.0%, respectively, or, at the Company’s election, a base rate plus a margin of 0.75%. The base rate is the higher of the prime rate, and the federal funds rate plus one-half percentage point. The interest rates for these loans adjust quarterly based the Company’s average borrowings to EBITDA, with the LIBOR spreads varying from 1.75% to 3.50% per annum (for the Revolver) and 2.25% to 4.00% per annum (for Term Loan A), and the alternative base rate margins varying from 0% to .75% (for the Revolver) and from .25% to 1.25% (for Term Loan A). The Revolver interest is payable monthly and Term Loan A interest and principal is payable quarterly. The Revolver and Term Loan A expire on November 13, 2011 and all borrowings are due and payable on that date.

Term Loan B has a fifteen-month maturity, requires monthly interest only payments, and bears an initial interest rate of LIBOR plus 7.0%. The LIBOR margins under Term Loan B increase quarterly from 7.00% to 10.00%.

The borrowings under the Credit Agreement are secured by a first priority perfected lien and security interest in all the assets of the Company and its subsidiaries. The Credit Agreement includes a borrowing base formula with inventory caps, and financial covenants requiring us to (a) maintain a minimum current ratio, (b) maintain a minimum fixed charge coverage ratio, (c) maintain a minimum trailing twelve month EBITDA and (d) maintain a maximum average borrowed funds to EBITDA ratio, measured quarterly. M&T acts as lender and administrative agent for additional lenders under the agreement.

In connection with the new credit facility, the Company engaged M&T to syndicate the loan among additional potential lenders. The Company paid M&T a $250,000 fee for its syndication efforts. Under the terms of the engagement, M&T may modify the terms and conditions of the facility in order to successfully execute the syndication. As a result, the Company’s current facility may be refinanced prior to its maturity date although there can be no assurance that it will do so, or that it will be able to do so on terms favorable to the Company.

This summary of the Credit Agreement and documents executed pursuant thereto are qualified in their entirety by reference to the full text of the Amended and Restated Credit Facility Agreement which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Credit Facility Agreement dated as of November 13, 2006, between Phoenix Footwear Group, Inc. and Manufacturers and Traders Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: November 16, 2006	By:	/s/ Kenneth E. Wolf
	Name:	Kenneth E. Wolf
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Amended and Restated Credit Facility Agreement dated as of November 13, 2006, between Phoenix Footwear Group, Inc. and Manufacturers and Traders Trust Company.